Exhibit 99.1

Company Contact:

Stewart Wang, CEO and CFO

(661) 257-6060 x300

FOR IMMEDIATE RELEASE

TAITRON REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS

LOS ANGELES, California — March 18, 2004 — Taitron Components Incorporated (NASDAQ/SCM: TAIT) today announced financial results for the fourth quarter and year-ended December 31, 2003. Net sales for 2003 were $9.5 million, compared with $13.8 million for 2002. Net loss was $387,000 for 2003, or $0.07 loss per basic and diluted share, compared with a net loss of $680,000 for 2002, or $0.12 loss per basic and diluted share. The Company also reported net sales of $1.9 million for the fourth quarter in 2003, compared with $3.1 million for the same period of 2002. Net loss was $523,000 for the fourth quarter of 2003, or $0.09 loss per basic and diluted share, compared with net income of $112,000 for the same period of 2002, or $0.02 earnings per basic and diluted share.

Included in 2003 results, were non-cash charges which adversely affected earnings by $707,000 or $0.13 per basic and diluted share. The Company recorded non-cash charges of $487,000 to increase its inventory reserves and $220,000 to increase its valuation allowance against its net deferred tax assets. During the fourth quarter of 2003, non-cash charges of $249,000 were recorded to increase the Company’s inventory reserves.

During the fourth quarter of 2003, the Company received cash of $2,132,000 related to its distribution contracts with certain suppliers. By exercising inventory price protection privileges and revising its contracts with two franchise brands, the Company received cash proceeds of $1,592,000. Also, by terminating an entire non-performing franchise line, the Company received cash of $540,000. In accordance with these revised agreements, net inventory balances also decreased by $2,132,000 during the fourth quarter of 2003. Although the Company continues to review all its supplier distribution agreements for inventory protection rights, including the possible termination of non-performing franchise lines, the Company’s receipt of cash proceeds should be considered a one-time, non-recurring event.

Stewart Wang, Taitron’s Chief Executive Officer and Chief Financial Officer, said, “While our 2003 results are disappointing, we have experienced some business improvement in shipments and bookings during the first quarter of 2004. While hesitant to be overly optimistic following the very challenging market and economic conditions of the recent past, the lead time of components has been stretching out and the price has been steadily increasing since the beginning of 2004. Under these changing market conditions and the results of our cost-cutting efforts accomplished during the past few years, we believe these factors will help us return to profitability in 2004.”

Wang added, “We are refocusing our business strategy beyond the traditional role of electronic components fulfillment to the additional role of engineering and turn-key services for the existing OEM and CEM customers. We intend to form strategic business partnerships with a few selected existing customers and provide them with original design and manufacturing (ODM) services for their multi-year turn-key projects. We expect to see some good business opportunities and results from these additional services during 2004.”

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Taitron, based in Valencia, California, is the “Discrete Components Superstore.” The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components utilized by original equipment manufacturers and contract electronic manufacturers, as well as distributed through other electronic distributors.

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Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company’s reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

(Financial table follows)

TAITRON COMPONENTS INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Sales, net	$1,931	$3,142	$9,479	$13,816
Cost of goods sold	1,605	2,198	6,838	9,922

Gross profit	326	944	2,641	3,894

Selling, general and administrative expenses	799	1,036	3,155	4,355

Loss from operations	(473)	(92)	(514)	(461)

Interest expense, net	(67)	(111)	(355)	(454)
Gain on sale of assets	—	—	663	—
Other income (expense), net	18	(5)	40	352

Loss before income taxes	(522)	(208)	(166)	(563)

Income tax provision (benefit)	1	(320)	221	117

Net (loss) earnings	$(523)	$112	$(387)	$(680)

Basic (loss) earnings per share	$(0.09)	$0.02	$(0.07)	$(0.12)

Diluted (loss) earnings per share	$(0.09)	$0.02	$(0.07)	$(0.12)

Basic weighted average shares outstanding	5,639,354	5,710,602	5,655,468	5,698,065

Diluted weighted average shares outstanding	5,639,354	6,217,020	5,655,468	5,698,065